Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts
Robert D. Hansen
Chairman and Chief Executive Officer
Electromed, Inc.
952-758-9299
bhansen@electromed.com

Pankti Shah
Director of Strategic Marketing
The Event Group, Incorporated
763-548-1304
pankti.shah@eventshows.com

ELECTROMED, INC. NAMES jeremy Brock, CPA as Financial Controller

New Prague, Minnesota- August 10, 2011- Electromed, Inc. (NASDAQ: ELMD), maker of the SmartVest® Airway Clearance System, today announced the addition of Jeremy Brock, CPA in the position of Financial Controller.  Mr. Brock will oversee the operations of the Accounting Department for the accurate and timely dissemination of financial management reports including internal and external monthly financial statements, annual audits, annual budgets, forecasts, and the design of an organizational structure adequate for achieving the department's goals and objectives. Mr. Brock will report directly to the Company’s CFO.

“Mr. Brock’s accounting knowledge, experience and energy will be a valuable and welcome addition to Electromed, Inc. We look forward to his contributions as we head into the future.” said Terry Belford, Chief Financial Officer of Electromed, Inc.

Mr. Brock spent the last five years with the CPA firm LarsonAllen. While with LarsonAllen he focused on performing and managing audit and tax engagements in the manufacturing, distribution and technology sectors. Jeremy has also worked on consulting engagements ranging from strategic business planning to risk assessments and the design and implementation of internal controls. Mr. Brock brings additional management and leadership experiences from his time serving in the United States Marine Corps. Jeremy has a Bachelors degree in Accounting and Finance from the University of Northern Iowa.

“I am very excited for the opportunity to join this rapidly growing company. I am looking forward to working with Terry Belford and the rest of the Electromed, Inc. team,” said Brock.

About Electromed, Inc.

Electromed, Inc., founded in 1992 and headquartered in New Prague, Minnesota, manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.Electromed.com.